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                                                                    EXHIBIT 12.1

                                  FDX CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (Unaudited)
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                                                                                                               Nine Months Ended
                                                                   Year Ended May 31,                              February 28,
                                            -------------------------------------------------------------   ----------------------
                                              1993         1994        1995         1996          1997        1997        1998
                                            --------     --------   ----------   ----------     --------    --------   ----------
                                                             (In thousands, except ratios)
Earnings:
  Income before income taxes . . . . . .    $353,793     $540,131   $  693,564   $  702,094     $425,865    $411,913   $  605,175
  Add back:
     Interest expense, net of
      capitalized interest . . . . . . .     168,762      152,170      130,923      109,249      110,080      77,069      104,615
     Amortization of debt
      issuance costs . . . . . . . . . .       4,906        2,860        2,493        1,628        1,328         997        1,091
     Portion of rent expense
      representative of
      interest factor. . . . . . . . . .     265,324      288,716      333,971      393,775      439,729     328,283      379,605
                                            --------     --------   ----------   ----------     --------    --------   ----------

  Earnings as adjusted . . . . . . . . .    $792,785     $983,877   $1,160,951   $1,206,746     $977,002    $818,262   $1,090,486
                                            --------     --------   ----------   ----------     --------    --------   ----------
                                            --------     --------   ----------   ----------     --------    --------   ----------

Fixed Charges:
  Interest expense, net of
     capitalized interest. . . . . . . .    $168,762     $152,170   $  130,923   $  109,249     $110,080    $ 77,069   $  104,615
  Capitalized interest . . . . . . . . .      31,256       29,738       27,381       44,654       45,717      32,925       23,513
  Amortization of debt
     issuance costs. . . . . . . . . . .       4,906        2,860        2,493        1,628        1,328         997        1,091
  Portion of rent expense
     representative of
     interest factor.. . . . . . . . . .     265,324      288,716      333,971      393,775      439,729     328,283      379,605
                                            --------     --------   ----------   ----------     --------    --------   ----------

                                            $470,248     $473,484   $  494,768   $  549,306     $596,854    $439,274   $  508,824
                                            --------     --------   ----------   ----------     --------    --------   ----------
                                            --------     --------   ----------   ----------     --------    --------   ----------

  Ratio of Earnings to Fixed Charges . .         1.7          2.1          2.3          2.2          1.6         1.9          2.1
                                            --------     --------   ----------   ----------     --------    --------   ----------
                                            --------     --------   ----------   ----------     --------    --------   ----------
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